CONSENT OF JOHN D. WELSH

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the technical report entitled "Technical Report and Preliminary Economic Assessment for the DeLamar and Florida Mountain Gold - Silver Project, Owyhee County, Idaho, USA", dated October 22, 2019" (the "Technical Disclosure"), contained in the Company's Form 40-F Registration Statement and the documents filed with and incorporated by reference therein, and any amendments thereto (the "40-F"), filed with the United States Securities and Exchange Commission (the "SEC");

(ii)	the incorporation by reference of such Technical Disclosure in the 40-F into the Company's Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the "S-8"); and

(iii)	the use of my name in the 40-F, and the S-8.

/s/ John D. Welsh
Name: John D. Welsh, P.E.

Date: August 7, 2020